[The Glades Apartments]

                               AGREEMENT OF SALE

     THIS AGREEMENT ("Agreement") is entered into as of the 17th day of September, 1996, by and between HOUSING SYSTEMS, INCORPORATED, a Georgia corporation ("Purchaser"), and HEATHER GLEN PARTNERS LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00), the following:

          a. those certain tracts or parcels of land located in Pinellas County, Florida, more particularly described on Exhibit A attached hereto ("Land");

          b. the 304 unit apartment complex, commonly known as The Glades Apartments, which contains related improvements, facilities, amenities, structures, driveways, walkways, plumbing and heating pipes, culverts, and mains ("Improvements");

          c. all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Land, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of Seller in and to any awards for damage thereto by reason of a change of grade thereof;

          d. the accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of Seller in and to the Land and the Improvements, as applicable, or otherwise appertaining to any of the property described in the immediately preceding clauses (a), (b) and (c);

          e. the fixtures, equipment and other personal property listed on Exhibit B attached hereto and all other fixtures, machinery, supplies, equipment, computer hardware and, except for computer software, the other personal property owned by Seller and located on or in or used solely in connection with the Land and Improvements (collectively, the "Personal Property"); and

          f. all of Seller's interest in any intangible property now or hereafter owned by Seller and used solely in connection with its Land, Improvements and Personal Property, including without limitation the right to use any trade style or name now used in connection with the same, any contract rights, escrow or security deposits, utility agreements or other rights related to the ownership of or use and operation of the Property, as hereinafter defined.

     All of the items described in subparagraphs (a), (b), (c), (d), (e) and
(f) above are referred to as the "Property".

     2. PURCHASE PRICE. The purchase price ("Purchase Price") shall be paid as follows:

          a. Upon the execution of this Agreement, Fifty Thousand and No/100 Dollars ($50,000.00) ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the "Escrow Agreement" [as hereinafter defined]) by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

          b. On the "Closing Date" (as hereinafter defined), the balance of the Purchase Price adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the "Title Insurer" (as hereinafter defined) no later than 12:00 Noon Central time on the Closing Date (as hereinafter defined). If the funds are not received by 12:00 Noon Central time, then, on the Closing Date, Purchaser shall pay Seller an amount equal to any additional mortgage per diem interest costs incurred by Seller.

          c. The parties agree the Purchase Price shall be allocated among the various components of the Property in a manner to be reasonably agreed upon by the parties prior to September 23, 1996.

     3.   TITLE COMMITMENT AND SURVEY.

          a. Purchaser has received a survey of the Property prepared by George F. Young, Inc. dated March 20, 1992 (the "Existing Survey"). Seller and Purchaser shall each pay for one-half of the costs of updating the Existing Survey and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within 21 days after the date hereof.

          b. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Charter Title Company Fort Bend, on behalf of Lawyers Title Insurance Company (hereinafter referred to as "Title Insurer") dated June 17, 1996 for the Property (the "Title Commitment").

          c. If the Title Commitment or the Existing Survey discloses any exceptions to title objectionable to Purchaser, Purchaser may give written notice to Seller (the "Title Notice") of Purchaser's disapproval of any such exceptions (an "Unpermitted Exception") on or before September 18, 1996. Any title exceptions which are set forth in the Title Commitment or on the Existing Survey to which Purchaser does not object in accordance with the immediately preceding sentence shall be deemed "Permitted Exceptions". With regard to an Unpermitted Exception for which Purchaser gives Seller a Title Notice, Seller may but shall not have the obligation to notify Purchaser (the "Response Notice") within three (3) business days of receipt of the Title Notice whether Seller shall bond over, cure or cause the Title Insurer to remove such Unpermitted Exception from the Title Commitment. Any such Unpermitted Exception which Seller elects to bond over, cure or cause the Title Insurer to remove shall be additional Permitted Exceptions. If Seller does not so notify Purchaser, with respect to any Unpermitted Exception, Purchaser may either waive its objection and proceed towards closing or terminate this Agreement by giving written notice to Seller of its election within three (3) additional business days of the earlier to occur of (a) receipt by Purchaser of the

Response Notice and (b) expiration of the three (3) business day period in which Seller may deliver the Response Notice. If Purchaser does not give such written notice within such three (3) additional business days, (i) Purchaser shall have waived its right to terminate this Agreement pursuant to this Paragraph 3c; (ii) such Unpermitted Exception shall be deemed an additional Permitted Exception; and (iii) the parties shall proceed to Closing. If Purchaser terminates this Agreement by written notice to Seller within such three (3) additional business days: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence of the Property, (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon and (iii) neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 17.

          d. The Title Commitment and the Existing Survey shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, "Purchaser's Title Insurer" (as hereinafter defined) shall deliver to Purchaser a ALTA 1992 Form Title Policy in conformance with the "Purchaser's Title Commitment" (as hereinafter defined), subject to only the Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller and Purchaser shall equally share the costs of the Title Commitment, the Purchaser's Title Commitment, and the Title Policy and the cost of deletion of the survey exception, if required by Purchaser. Purchaser shall pay the cost of any endorsements to, and the extended coverage on, the Title Policy.

          e. The obligation of Purchaser to pay various costs set forth in Paragraphs 3a and 3d shall survive the termination of this Agreement.

     4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions and Unpermitted Exceptions waived by Purchaser. If, prior to "Closing" (as hereinafter defined), the title commitment ("Purchaser's Title Commitment") ordered by Purchaser from First American Title Insurance Company ("Purchaser's Title Insurer"), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of Seller's receipt of the Purchaser's Title Commitment, the date of the date-down to the Purchaser's Title Commitment or the date of the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Purchaser's Title Commitment or to have the Purchaser's Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Purchaser's Title Commitment or to have the Purchaser's Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing (as hereinafter defined) shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted

Exception removed or have the Purchaser's Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the immediately preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) business days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the immediately preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 4, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 17.

     5. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall equally share the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement.

     6.   DAMAGE, CASUALTY AND CONDEMNATION.

          a. Until the Closing Date, Seller shall maintain its present insurance on the Property. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $100,000 or less, or in the case of Personal Property, for $10,000 or less, then Seller shall repair such damage in an expeditious manner and the Closing shall be extended until the repairs are complete to Purchaser's reasonable satisfaction. Seller shall retain all insurance proceeds. If the cost of repair and restoration exceeds those amounts, then Purchaser can elect to either: (a) proceed with the purchase of the Property and in such event, unless Seller shall have restored the Property prior to the Closing Date, Seller shall pay over or assign to Purchaser all amounts received or due (and Purchaser shall receive a credit against the cash due at Closing in an amount equal to any deductible under any insurance policy covering the damaged Property) from, and all claims against, any insurance company as a result of such damage; or (b) terminate this Agreement upon notice to Seller served within twenty (20) business days of such casualty.

          b. If condemnation proceedings ("Proceedings") have been instituted against the Property which might result in the taking of any part of the Property which shall (i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to Seller within ten (10) days after Purchaser has received notice of the Proceedings.

          c. If this Agreement is terminated pursuant to this Paragraph, then all Earnest Money plus the interest accrued thereon shall be returned to Purchaser and, subject to the survival provisions of Paragraph 17 herein, neither party shall have any further liability hereunder.

     7.   AS-IS CONDITION.

          a. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement subject to reasonable wear and tear and loss by fire or other casualty or condemnation and, subject to the provisions of Paragraph 6 above, from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor their consultants nor agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the Land or Improvements, the presence or absence of asbestos, toxic waste or any Hazardous Materials (as hereinafter defined) or Hazardous Substances (as hereinafter defined), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for contribution, cost recovery or otherwise, against Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively, the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor fuel and (E) asbestos.

          b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller has owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

          c.   Seller has provided to Purchaser the following existing report:
Phase I Environmental Site Assessment, dated May 2, 1996 prepared by EMG ("Existing Report"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.c. shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     8. FINANCING CONTINGENCY. Purchaser's and Seller's obligations under this Agreement are contingent upon Purchaser's ability to procure a commitment for first mortgage financing for the acquisition of the Property in an amount of not less than $4,875,000.00 with a 9.5% per annum constant interest rate and 20 year amortization (the "Financing Contingency") on or before September 23, 1996. Purchaser acknowledges and agrees that it shall submit its application for a commitment for first mortgage financing in accordance with the provisions set forth above within ten (10) business days from the date hereof, and shall provide Seller with either a letter from the lender evidencing that said application and any application fee has been received or an affidavit from Purchaser stating that Purchaser submitted said application and paid any application fee within ten (10) business days from the date hereof. In the event Purchaser has complied with the requirements set forth in the preceding sentence, but is unable to satisfy the Financing Contingency on or before September 23, 1996, then Purchaser shall have the option, upon written notice to Seller, exercised no later than September 23, 1996, to terminate this Agreement, in which case this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be delivered to Purchaser, and neither party shall have any further liability to the other, except for those covenants and obligations hereunder which expressly survive the termination of this Agreement. In the event Purchaser fails to deliver such notice to Seller, the Financing Contingency shall be deemed satisfied and the parties hereto shall proceed to Closing.

     9. CLOSING. The closing of this transaction ("Closing") shall be on October 31, 1996 ("Closing Date"), at the office of Purchaser's counsel, Atlanta, Georgia, at which time Seller shall deliver possession of the Property to Purchaser. In the event that all required funds and documents have been delivered to Escrow Agent or exchanged by the parties, the parties agree that the Closing may be conducted by Escrow Agent without the parties or counsel present.

     10.  CLOSING DOCUMENTS.

          a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, an assumption of the Assignment and Assumption of Intangibles (as hereinafter defined), an assumption of the Assignment and Assumption of Leases (as hereinafter defined), and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

          b. On the Closing Date, Seller shall deliver, or cause to be delivered, the following to Purchaser: possession of the Property; the executed Deed (in the form of Exhibit F attached hereto) subject to the Permitted Exceptions; the Title Policy (or "marked-up commitments"); terminations of any management agreements affecting the Property; an inventory of the Personal Property for the Property and a Bill of Sale for the same (in the form of Exhibit G attached hereto); executed closing statements; executed assignment and assumption of all service contracts, warranties and intangibles (in the form of Exhibit H attached hereto, the "Assignment and Assumption of Intangibles"); executed copies of all warranties, guarantees, maintenance, supply, repair and service contracts, which affect the Property and which are in Seller's possession or at the Property, to be delivered at the Property; executed assignment and assumption of all leases and security deposits (in the form of Exhibit I attached hereto, the "Assignment and Assumption of Leases"); the original executed leases which shall be delivered at the Property; updated Rent Roll (as hereinafter defined); notice to the tenants of the Property of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit J attached hereto); non-foreign affidavit (in the form of Exhibit K attached hereto); bringdown certificate re: representations and warranties (in the form of Exhibit L attached hereto); certificates of occupancy for each apartment unit (or building, as applicable) that are in Seller's possession or at the Property, if any; plans and specifications, if any, in Seller's possession; and such other documents as may be reasonably required by the Purchaser's Title Insurer in order to consummate the transaction as set forth in this Agreement.

     11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF ANY SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND, SUBJECT TO THE SURVIVAL PROVISIONS OF PARAGRAPH 17 HEREIN, THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF A SELLER'S DEFAULT IS DUE TO ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

     13.  a.   PRORATIONS.  Rent (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses for the month in which the Closing occurs and for future months; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date ("Proration Date"), and credited to the balance of the cash due at Closing. If for any reason the Proration Date is earlier than the Closing Date, then for the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Property and shall bear the burden of all of the operating expenses of the Property, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, utility costs and interest on the existing mortgages encumbering a Property (if any). If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rents referred to in 13b below.

          b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears for thirty (30) days or less, then the first rent collected for the Property by Purchaser shall be applied to the month in which Closing occurred and disbursed pro-rata to Purchaser and Seller. If rent is in arrears for a Property for more than thirty (30) days, then rents collected for the Property by Purchaser shall be applied first to current rent and then to delinquent rent. Any amounts received by one party and payable to the other party pursuant hereto shall be paid within 10 days of receipt of such amounts. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

     14. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 11.

     15. ASSIGNMENT. Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Purchaser is a partner or shareholder provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder. If any assignee of Purchaser ("Assignee") under this Agreement petitions or applies for relief in bankruptcy or Assignee is adjudicated as a bankrupt or insolvent, or Assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

     16. BROKER. The parties hereto acknowledge that Cushman and Wakefield (the "Broker") is the only real estate broker involved in this transaction. Seller agrees to pay the Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. In all events, Purchaser shall have no obligation to pay any portion of the Fee. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. The foregoing does not apply to any fee which may be paid by Seller to any affiliate of Seller as a result of this transaction. Purchaser agrees to indemnify, defend and hold harmless Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partners, parents or affiliates (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Each Seller agrees to indemnify, defend and hold harmless Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through a Seller any fee, commission or compensation on account of this Agreement its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel. The provisions of this Paragraph will survive the Closing and delivery of the Deed.

     17.  DOCUMENTS AND INSPECTION OF PROPERTY

          a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, service contracts, utility account numbers, year-end 1995 and year-to-date 1996 operating statements

(collectively the "Documents"). Purchaser has had the right to inspect and approve the condition of the Property and conduct such tests and studies as Purchaser deemed appropriate and to evaluate the physical condition of the Property and to conduct such evaluation as it deemed appropriate to determine whether its operation and purchase would be economically feasible including the interior of the apartments, during normal business hours. Purchaser acknowledges that it has completed its inspection of the Property and has approved the condition of the Property. Purchaser shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property conducted by Purchaser. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its Lender onto the Property, including without limitation, liability for mechanics' lien claims.

          b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise or has arisen as a result of Purchaser's inspection of the Property.

          c. Purchaser's obligations to indemnify, defend and hold Seller harmless under the provisions of this Paragraph 17 shall survive the termination of this Agreement or the Closing and the delivery and recording of the Deed.

     18. SELLER'S OBLIGATIONS PRIOR TO CLOSING. Seller covenants that between the date of this Agreement and the Closing Date:

          a. Seller shall not, without Purchaser's prior written consent (i) enter into any lease for an apartment unit with a first-time tenant unless the lease is for a period of no more than one year and the rent shall be not less than the amount currently being charged for similar apartment units; nor (ii) enter into, amend, renew or extend any lease for an apartment unit with an existing tenant unless the lease is for a period of not more than one year and the rent for the amended, renewal or extension term shall not be less than the rent currently paid by such tenant; nor (iii) terminate any lease except by reason of a default by the tenant thereunder or by reason of the provisions contained in the lease.

          b. Seller shall not modify nor amend any Service Contract (as hereinafter defined) nor enter into any new service contract for the Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed provided no such consent shall be necessary if the same is terminable without penalty by the then owner of the Property upon not more than thirty (30) days' notice.

          c. No personal property included as part of the Property shall be removed from the Property unless the same is replaced with similar items of at least equal quality prior to the Closing excluding, however, computer software, maintenance supplies and other items that may be depleted in the ordinary course of Seller's business.

          d. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser. Real estate tax refunds and credits received after the Closing which are attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, based upon the relative time periods each owns the Property, which obligation shall survive the Closing.

          e. Seller shall allow Purchaser or Purchaser's representatives access to the Property, the leases and other documents required to be delivered under this Agreement upon reasonable prior notice, during Seller's regular business hours, and provided same shall not unreasonably interfere with Seller's ordinary course of business.

          f. Whenever Purchaser's or Seller's consent is required, Purchaser or Seller shall not unreasonably withhold its consent or unreasonably delay in giving its consent. If Purchaser or Seller fails to respond to a written request within three (3) business days after receipt of the request, then Purchaser or Seller, as the case may be, shall be deemed to have given its consent.

     19.  SELLER'S REPRESENTATIONS AND WARRANTIES AND LIABILITY.

          a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Mark Saturno. Any representation or warranty of Seller is based upon those matters of which Mark Saturno has actual knowledge after having made inquiry by delivering a copy of the representations enumerated in this Section 19 to the resident manager of the Property. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

          b. Subject to the limitations set forth in subparagraph a. above, Seller hereby makes the following representations and warranties, all of which are made to Seller's knowledge, which shall survive the Closing and delivery of the Deed for a period of ninety (90) days (i.e., the claiming party shall have no right to make any claims against the other party for a breach of representation or warranty after the expiration of ninety (90) days immediately following Closing):

               i. The present use and occupancy of the Property conforms with applicable building and zoning laws and Seller has not received any written notice that any such laws, rules or regulations are being violated.

               ii. The rent roll ("Rent Roll") attached hereto as Exhibit M which will be updated as of the Closing Date is true and accurate as of the date thereon.

               iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property, except as disclosed on Exhibit N attached hereto.

               iv. As of the date of the Agreement, there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in the Improvements or that otherwise give rights with regard to use of the Improvements other than the leases ("Leases") described in the Rent Roll. The Rent Roll is true, accurate and complete as of the date hereof. Except as otherwise specifically set forth in the Rent Roll or elsewhere in this Agreement or attached to the Leases:

               (1) the Leases are in full force and effect and, except as set forth on the Rent Roll or the lease files at the Property, none of them has been modified, amended or extended;

               (2) no tenant, or any other person, entity or association has an option to purchase, right of first refusal, right of first offer or other similar non-leasing right in respect of all or any unit in the Property;

               (3) no leasing commission shall be due for any period subsequent to the Closing Date other than for tenants who have executed a lease prior to Closing but do not move in until after the Closing Date, which commissions shall be paid by Purchaser and shall be no more than a total of $60.00 per lease for new leases and $750.00 per quarter for renewal leases for all employees of the property manager;

               (4) except as set forth on the Rent Roll, no tenant is entitled to rental concessions or abatements for any period subsequent to the Closing Date;

               (5) Seller has neither sent written notice to any tenant of the Property, nor received any written notice from any such tenant, claiming that such tenant, or Seller, as the case may be, is in default, which default remains uncured other than as shown on the Rent Roll attached hereto;

               (6) no action or proceeding instituted against Seller by any tenant of any unit in the Property is presently pending;

               (7) there are no security deposits or other deposits other than those set forth in the Rent Roll;

               (8) no rent has been paid more than thirty (30) days in advance under any lease of any unit in the Property other than as shown on the Rent Roll;

        v. The apartment units in the Improvements are not subject to, nor does Seller receive the benefit of, any rent subsidies or rental assistance programs. No apartment unit is subject to any rent control law, ordinance or regulation.

       vi. Exhibit O attached hereto lists all services, maintenance, and supply contracts (collectively, "Service Contracts") affecting the construction, use, ownership, maintenance and/or operation of the Property, and the information set forth therein is accurate and complete.

      vii. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. No order, permission, consent, approval license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Seller or the taking by Seller of any action contemplated by this Agreement.

     viii.     Seller has not received written notice:

               (1) from any federal, state, county or municipal authority alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of law in respect of the Property or any part hereof, which has not been entirely corrected; or

               (2) concerning any special taxes or assessments levied or to be levied against the Property or any part thereof; or

               (3) from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges therefor or of any termination or threatened termination of any policy of insurance or bond; or

               (4) concerning any change in the zoning classification of the Property or any part thereof.

     If any such notice is received prior to the Closing, Seller shall promptly notify Purchaser thereof and comply with any requirements of such notice prior to the Closing.

       ix. No assessments for public improvements have been made against the Property which are unpaid, including, without limitation, those of construction of sewer and water lines, streets, sidewalks and curbs.

        x. Seller has not entered into any management contracts, employment contracts or labor union contracts and has not established any retirement, pension or profit sharing plans relating to the operation or maintenance of the Property which shall survive the Closing or for which Purchaser shall have any liability or obligation.

       xi. Seller has not received notice of any proposed plans to widen, modify, or realign any street or highway or any existing or proposed eminent domain proceedings which would affect the Property.

      xii. There are no pending insolvency proceedings of any nature presently existing against Seller or the Property.

     Seller hereby agrees to remake the aforesaid representations and warranties at Closing. If at any time after the execution of this Agreement, Seller becomes aware of information which makes a representation or warranty contained in this Agreement to become untrue in any material respect, Seller shall promptly disclose said information to Purchaser. Provided the representation or warranty was true when made and further provided that Seller did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, Seller shall not be in default under this Agreement and the sole remedy of Purchaser shall be to
terminate this Agreement.   Notwithstanding anything contained herein to the
contrary, if the status of any of the tenancies changes from the date of the Rent Roll attached hereto and the date of the Rent Roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the Rent Roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party had actual knowledge of prior to Closing. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $50,000.00. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

     20. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute this Agreement and consummate the transactions contemplated herein.

     21. LIMITATION OF LIABILITY. No general or limited partner of Seller or of Purchaser, nor any of their respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser and Seller hereby waive for themselves and anyone who may claim by, through or under Purchaser or Seller, as the case may be, any and all rights to sue or recover on account of any such alleged personal liability.

     22. ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, the parties will provide the other party's attorney with evidence of authority to consummate the transactions contemplated hereunder including copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

     23.  MISCELLANEOUS.

          a. Seller agrees not to distribute $50,000.00 of the proceeds of the Purchase Price to its partners for the longer of (i) ninety (90) days after the Closing and (ii) final resolution of any claims by Purchaser asserted in writing against Seller prior to the expiration of the ninety (90) days after the Closing in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within thirty (30) days after such notice to Purchaser; otherwise said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

          b. On the Closing Date, all apartments that were vacated greater than fifteen (15) days prior to Closing shall be in a "Rent Ready Condition". Purchaser shall receive a credit against the cash due at Closing in the amount of $250.00 for each apartment which has been vacant for greater than fifteen
(15) days and which is not in a Rent Ready Condition.

     24.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     25. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

     TO SELLER:          c/o The Balcor Company
                         Bannockburn Lake Office Plaza
                         2355 Waukegan Road
                         Suite A200
                         Bannockburn, Illinois 60015
                         Attn: Ilona Adams

     with copies to:     The Balcor Company
                         2355 Waukegan Road
                         Suite A200
                         Bannockburn, Illinois 60015
                         Attn: Mark Saturno
                         847/317-4397
                         847/317-4462 (FAX)

                         and

                         Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois 60661-3693
                         Attn: Daniel J. Perlman, Esq.
                         312/902-5532
                         312/902-1061 (FAX)

     TO PURCHASER:       Housing Systems, Incorporated
                         5505 Interstate North Parkway, N.W.
                         Atlanta, Georgia  30328-4603
                         Attn: Russell A. Greer
                         770/952-2233
                         770/956-9057 (FAX)


     with a copy to:     Powell, Goldstein, Frazer & Murphy
                         The Lenox Building
                         3399 Peachtree Road, N.E.
                         Suite 2000
                         Atlanta, Georgia 30326
                         Attn:  Kenneth H. Harrigan, Esq.
                         404/365-0456
                         404/365-0629

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     26. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          a.   Earnest Money;
          b.   One (1) fully executed copy of this Agreement; and
          c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to Purchaser and Seller.

     27. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Florida.

     28.  ENTIRE AGREEMENT.   This Agreement constitutes the entire agreement
between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     29. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     30. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     31. RADON GAS. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(8), FLORIDA STATUTES, (1988).


     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.


                              PURCHASER:

                              HOUSING SYSTEMS, INCORPORATED


                              By:   /s/ Russell A. Greer
                                   ------------------------------------
                              Name:     Russell A. Greer
                                   ------------------------------------
                              Title:    EVP
                                   ------------------------------------


                              SELLER:

                              HEATHER GLEN PARTNERS LIMITED PARTNERSHIP, an Illinois limited partnership

                              By: Heather Glen Partners, Inc., an Illinois corporation, its general partner


                                   By:   /s/ James E. Mendelson
                                        -------------------------------------
                                   Name:     James E. Mendelson
                                        -------------------------------------
                                   Title:    Authorized Representative
                                        -------------------------------------

                                   EXHIBITS


Exhibit A - Legal Description

Exhibit B - Personal Property

Exhibit C - Escrow Agreement

Exhibit D - Title Commitment

Exhibit E - Intentionally Omitted

Exhibit F - Deed

Exhibit G - Bill of Sale

Exhibit H - Assignment and Assumption of Service Contracts, Warranties and
            Intangibles

Exhibit I - Assignment and Assumption of Leases and Security Deposits

Exhibit J - Notice to Tenants

Exhibit K - FIRPTA Affidavit

Exhibit L - Bringdown Certificate

Exhibit M - Rent Roll

Exhibit N - Litigation

Exhibit O - Service Contracts

[TEXT]